Cimarex Energy Co. 1700 Lincoln Street, Suite 1800 Denver, CO 80203 Phone: (303) 295-3995	N E W S

Cimarex Reports Third-Quarter 2007 Earnings of $0.87 per Share

DENVER, November 7, 2007 - Cimarex Energy Co. (NYSE: XEC) today reported third-quarter 2007 net income of $73.2 million, or $0.87 per diluted share. This compares to third-quarter 2006 earnings of $94.0 million, or $1.11 per diluted share.

Revenues from oil and gas sales in the third quarter of 2007 were $327.8 million, up from $309.3 million in the same period of 2006. Third-quarter 2007 cash flow from operations totaled $235.3 million versus $241.7 million in the same period of 2006(1).

Third-quarter 2007 oil and gas production volumes averaged 448.5 million cubic feet equivalent per day (MMcfe/d) versus 447.5 MMcfe/d in the third quarter of 2006. The latest quarter’s average daily production was comprised of 325.2 million cubic feet of gas and 20,537 barrels of oil. Third-quarter 2007 realized gas prices increased 1% to $6.43 per thousand cubic feet (Mcf) and oil prices rose 8% to $71.63 per barrel.

For the nine month period ended September 30, 2007, Cimarex reported net income of $216.5 million, or $2.56 per diluted share, as compared to $287.0 million, or $3.41 per diluted share, for the first nine months of 2006. Cash flow from operations for the first nine months of 2007 totaled $687.0 million versus $704.7 million in the same period of 2006(1).

Capital
Third-quarter 2007 exploration and development expenditures totaled $234.2 million as compared to $249.7 million in the third quarter of 2006. In the third quarter of 2007 Cimarex drilled 120 gross (62 net) wells, completing 93% as producers. Exploration and development capital investment for 2007 is projected to be approximately $1 billion.

(1)
Cash Flow from Operations is a non-GAAP financial measure that represents Net Cash Provided By Operating Activities adjusted for the change in operating assets and liabilities. See below for a reconciliation of the related amounts.

Property Sales/Acquisitions
During the nine months ended September 30, 2007, Cimarex closed property sales of $22.7 million. An additional $11 million property sale closed in October 2007. Total proved reserves associated with all of the closed sales approximate 10.4 billion cubic feet equivalent (Bcfe) and related production of 3.5 MMcfe/d. The properties are located in South Texas, North Dakota and California.

In the third quarter of 2007, Cimarex purchased Texas Panhandle properties for $36 million with 8 Bcfe of proved reserves, 5,200 net acres, and current daily production of 1.8 MMcfe/d. This acquisition adds over 50 locations to Cimarex’s active Texas Panhandle Granite Wash drilling program.

Cimarex has also agreed to sell a portion of its non-core West Texas Spraberry oil properties for $90 million. These properties have daily production of approximately 700 barrels of oil equivalent. This sale is expected to close in December 2007.

Share Repurchases
Third-quarter 2007 repurchases totaled 916,900 shares at an average price of $37.38. Cumulative purchases under the four million share authorization total 1,364,300 shares at an average price of $39.05.

Other Items
Third-quarter 2007 production expense includes $0.7 million ($0.01 per share after-tax) related to hurricanes Rita and Katrina repair costs in excess of insurance reimbursement.

Other Operating expense for the three months ended September 30, 2007, includes $3.8 million ($0.03 per share after-tax) for litigation pertaining primarily to resolution of oil and gas property title and royalty issues.

The current quarter’s other income and expense includes a $3.0 million ($0.02 per share after-tax) gain on sale of certain limited partnership interests.

Third-quarter 2006 net income included an $18.3 million ($0.14 per share after-tax) gain on sale of certain limited partnership interests and a gain on derivative instruments of $4.8 million ($0.04 per share after-tax).

Outlook
Including the impact of asset sales, timing of well-connections and net risked drilling potential, fourth-quarter 2007 production volumes are projected to average between 460-470 MMcfe/d, resulting in full-year 2007 production volumes of 448-451 MMcfe/d.

Expenses for the fourth-quarter 2007 are expected to fall within the following ranges:

Expenses ($/Mcfe):
Production expense	$1.30 - $1.35
Transportation expense	0.16 - 0.18
DD&A and ARO accretion	2.85 - 2.95
General and administrative expense	0.28 - 0.30
Production taxes (% of oil and gas revenue)	7.0% - 8.0%

Conference call and web cast
Cimarex will host a follow-up conference call today at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time). To access the live, interactive conference call, please dial 888-603-6873 and reference call ID # 9333148 ten minutes before the scheduled start time. A digital replay will be available for one week following the live broadcast at 877-519-4471 by using the conference ID # 9333148. The listen-only web cast of the call will be accessible via www.cimarex.com.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com

PRICE AND PRODUCTION DATA

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Gas Production:
Total production - Mcf	29,921,053	31,096,190	88,559,832	94,428,972
Gas volume - Mcf per day	325,229	338,002	324,395	345,894
Gas price - per Mcf (before hedge effect)	$6.04	$6.35	$6.59	$6.60
Effect of hedges	$0.39	—	$0.23	—
Gas price - per Mcf (after hedge effect)	$6.43	$6.35	$6.82	$6.60

Oil Production (including NGL):
Total production - barrels	1,889,376	1,679,470	5,450,911	4,818,606
Oil volume - barrels per day	20,537	18,255	19,967	17,651
Oil price - per barrel	$71.63	$66.57	$62.99	$64.11

OIL AND GAS CAPITALIZED COSTS INCURRED

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(in thousands)		(in thousands)

Exploration and Development	$234,188	$249,718	$716,567	$804,599
Acquisitions	41,111	566	41,134	7,710
Total oil and gas expenditures	275,299	250,284	757,701	812,309

Sale proceeds	(1,825)	(4,450)	(22,705)	(4,450)
	$273,474	$245,834	$734,996	$807,859

RECONCILIATION OF CASH FLOW FROM OPERATIONS

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(in thousands)		(in thousands)

Net cash provided by operating activities	$259,906	$215,352	$693,169	$677,136
Increase in operating assets
and liabilities	(24,653)	26,329	(6,212)	27,523

Cash flow from operations	$235,253	$241,681	$686,957	$704,659

Management believes that the non-GAAP measure of cash flow from operations is useful information for investors because it is used internally and is accepted by the investment community as a means of measuring the company's ability to fund its capital program. It is also used by professional research analysts in providing investment recommendations pertaining to companies in the oil and gas exploration and production industry.

CONDENSED INCOME STATEMENTS (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(In thousands, except per share data)

Revenues:
Gas sales	$192,423	$197,460	$603,650	$622,841
Oil sales	135,335	111,801	343,329	308,911
Gas gathering, processing, and net marketing	15,995	13,621	45,733	39,761
	343,753	322,882	992,712	971,513
Costs and expenses:
Depreciation, depletion and amortization	117,634	104,904	339,315	290,305
Asset retirement obligation	2,124	1,977	7,114	4,918
Production	55,945	42,624	151,866	128,200
Transportation	6,882	5,845	19,110	15,636
Gas gathering and processing	6,859	7,325	21,995	20,264
Taxes other than income	22,397	22,912	66,826	68,392
General and administrative	10,922	10,804	35,531	31,679
Stock compensation, net	2,800	2,265	8,068	6,329
Gain on derivative instruments	—	(4,782)	—	(23,598)
Other operating, net	3,867	—	6,182	(61)
	229,430	193,874	656,007	542,064

Operating income	114,323	129,008	336,705	429,449

Other (income) and expense:
Interest expense net of capitalized interest
of $4,990, $6,726, $14,979 and $18,555
respectively	4,284	1,388	13,757	3,446
Amortization of fair value of debt	(191)	(947)	(1,718)	(2,838)
Gain on early extinguishment of debt	—	—	(5,099)	—
Other, net	(5,316)	(20,137)	(12,222)	(25,515)

Income before income tax expense	115,546	148,704	341,987	454,356
Income tax expense	42,390	54,747	125,496	167,382

Net income	$73,156	$93,957	$216,491	$286,974

Earnings per share:
Basic	$0.90	$1.15	$2.64	$3.50
Diluted	$0.87	$1.11	$2.56	$3.41

Weighted average shares outstanding:
Basic	81,568	82,052	82,022	82,062
Diluted	84,025	84,311	84,418	84,275

CONDENSED CASH FLOW STATEMENTS (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(In thousands)

Cash flows from operating activities:
Net income	$73,156	$93,957	$216,491	$286,974
Adjustment to reconcile net income to net cash
provided by operating activities:
Depreciation, depletion and amortization	117,634	104,904	339,315	290,305
Asset retirement obligation	2,124	1,977	7,114	4,918
Deferred income taxes	42,390	66,285	125,496	174,602
Stock compensation, net	2,800	2,265	8,068	6,329
Derivative instruments	—	(8,744)	—	(39,200)
Gain on liquidation of equity investees	(3,015)	(18,322)	(3,015)	(18,322)
Other	164	(641)	(6,512)	(947)
Changes in operating assets and liabilities:
(Increase) decrease in receivables, net	7,902	(3,978)	19,643	51,067
(Increase) decrease in other current assets	4,517	1,270	(4,451)	(9,454)
Increase (decrease) in accounts payable and
accrued liabilities	17,607	(23,391)	(1,255)	(69,336)
Increase (decrease) in other non-current liabilities	(5,373)	(230)	(7,725)	200
Net cash provided by operating activities	259,906	215,352	693,169	677,136
Cash flows from investing activities:
Oil and gas expenditures	(262,731)	(260,368)	(735,937)	(802,155)
Acquisition of proved oil and gas properties	(17,531)	(789)	(17,554)	(5,530)
Proceeds from sale of assets	1,666	5,059	23,196	10,659
Distributions received from equity investees	3,015	57,871	3,015	58,285
Other expenditures	(3,601)	(8,154)	(10,991)	(23,651)
Net cash used by investing activities	(279,182)	(206,381)	(738,271)	(762,392)
Cash flows from financing activities:
Net increase (decrease) in bank debt	39,000	(3,000)	(56,000)	50,000
Borrowings on other long-term debt	—	—	350,000	—
Payments on other long-term debt	—	—	(204,360)	—
Financing costs incurred	(1)	—	(6,099)	(74)
Treasury stock acquired	(36,643)	—	(42,266)	(11,016)
Dividends paid	(3,348)	(3,345)	(10,095)	(10,006)
Proceeds from issuance of common stock and other	880	69	8,897	2,789
Net cash (used in) provided by financing activities	(112)	(6,276)	40,077	31,693
Net change in cash and cash equivalents	(19,388)	2,695	(5,025)	(53,563)
Cash and cash equivalents at beginning of period	19,411	5,389	5,048	61,647
Cash and cash equivalents at end of period	$23	$8,084	$23	$8,084

BALANCE SHEETS (unaudited)

	September 30,	December 31,
	2007	2006
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$23	$5,048
Restricted cash	7,373	—
Receivables, net	292,218	306,458
Inventories	36,750	39,397
Deferred income taxes	7,937	1,498
Derivative instruments	19,626	41,945
Other current assets	29,509	22,411
Total current assets	393,436	416,757
Oil and gas properties at cost, using the full cost method of accounting:
Proved properties	5,393,449	4,656,854
Unproved properties and properties under development,
not being amortized	423,013	425,173
	5,816,462	5,082,027
Less – accumulated depreciation, depletion and amortization	(1,820,727)	(1,494,317)
Net oil and gas properties	3,995,735	3,587,710
Fixed assets, net	86,370	88,924
Goodwill	691,432	691,432
Derivative instruments	1,928	7,051
Other assets, net	45,060	37,876
	$5,213,961	$4,829,750
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$42,027	$56,241
Accrued liabilities	227,293	202,163
Revenue payable	103,029	96,184
Total current liabilities	372,349	354,588
Long-term debt	526,349	443,667
Deferred income taxes	1,045,351	921,665
Other liabilities	134,228	133,687
Stockholders’ equity:
Preferred stock, $0.01 par value, 15,000,000 shares
authorized, no shares issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized,
83,567,913 and 83,962,132 shares issued, respectively	836	840
Treasury stock, at cost, 1,078,822 and 1,078,822 shares held,
respectively	(40,628)	(40,628)
Paid-in capital	1,837,812	1,867,448
Retained earnings	1,323,815	1,117,402
Accumulated other comprehensive income	13,849	31,081
	3,135,684	2,976,143
	$5,213,961	$4,829,750